Exhibit 10.3

[Company Letterhead]

May 23, 2018

Revised May 29. 2018

Phillip B. Donenberg

2090 Sheridan Road

Buffalo Grove, IL 60089

Dear Phillip,

Depomed, Inc. (the "Company") is pleased to offer you employment on the following terms:

Position:  Your initial title will be Sr. Vice President, Chief Financial Officer in the Finance Department reporting to Arthur Higgins, President &  CEO. This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time, "Other Commitments") that would interfere with your full-time obligation to the Company or otherwise create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have disclosed in writing to the Company all current or expected future Other Commitments, and you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation:  The Company will pay you a starting salary at the rate of $17,709.00 per pay period (24 annually), less standard deductions and payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. You will also be eligible to participate in the Company's Merit and Bonus Plan, pro-rated from the first full month of your employment for the calendar year 2018 at a target of 50%.

Employee Benefits:  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, currently including such benefits as healthcare insurance, 25 days of paid annual vacation (2018 vacation prorated from employment commencement date), 11 paid holidays and, should you choose to participate, a 401 (k) retirement plan.

Restricted Stock Units:  You are eligible for a new hire equity grant valued at $1,100,000 ($550,000 in Restricted Stock Units ("RSUs") or 87,163 RSUs); and Performance Stock Units ("PSUs") with a target equal to $550,000, or 87,163 PSUs as approved by the Compensation Committee of the Board of Directors in accordance with its standard procedures. The RSUs will vest as to one-third of the RSUs on the first anniversary of your Employment Commencement Date and thereafter in equal, annual installments on the second and third anniversaries of your Employment Commencement Date. The PSUs will vest and be settled as provided in the form of PSU award agreement provided to you.  The RSUs and PSUs will otherwise be subject to the terms and conditions set forth in the applicable award agreement and related documentation.

Other Agreements:  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Confidential Information, Secrecy and Invention Agreement, a copy of which is included in your offer packet and email hereto as Exhibit A.  In addition, you and the Company will enter into a Management Continuity Agreement and an Indemnity Agreement, copies of which are included in your offer package.

Employment Relationship:  Employment with the Company is for no specific period of time.  Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time (provided that changes to your job duties, title, reporting relationship, compensation and benefits shall be made only in accordance with the terms of this offer and related documents, including the Management Continuity Agreement), the "at will" nature of your employment may only be changed in an express written agreement signed by you and the President & CEO of Depomed.

Taxes:  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement:  This letter agreement , Management Continuity Agreement, Indemnity Agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written , oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by Illinois law, excluding laws relating to conflicts or choice of law.

Your employment with the Company is contingent upon completion of the Company's background screening process and as required by law, on your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon starting work with the Company on Monday, July 16, 2018 (employment commencement date).

Phillip, I am very pleased to extend this offer to you, and, on behalf of all the Depomed employees, I look forward to having you join us.  Depomed's activities focus on developing products to improve patient lives, and your skills and experience will make you an important member of our Company.  If you elect to accept this offer, please sign, date and return one copy of this letter to me.

This offer, to be confirmed via signature acceptance by close of business on Thursday, May 31, 2018.

If you have any questions, please call me at (510) 744-8592 or 510-744-8000.

Sincerely,
DEPOMED, INC.

/s/ Sharon D. Larkin

Sharon D. Larkin
Senior Vice President, Human Resources & Administration

I have read and accept this employment offer:

/s/ Phillip B. Donenberg	6/1/18
Phillip B. Donenberg	Date

Attachment

Exhibit A:  Confidential Information, Secrecy and Invention Agreement